Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	October 29, 2024

FHLB CINCINNATI ANNOUNCES THIRD QUARTER 2024 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the third quarter ended September 30, 2024.
Overview
Throughout the first nine months of 2024, the FHLB successfully delivered on its dual mission of providing access to ongoing liquidity funding to member financial institutions and expanding support for affordable housing and community investment. The FHLB also maintained strong profitability, which enabled it to bolster capital adequacy by increasing retained earnings, to pay a competitive dividend rate to stockholders, and to make meaningful contributions to affordable housing. Overall, the FHLB contributed $89 million to support affordable housing and community investment needs in the first nine months of 2024. Specifically, $51 million was allocated to the required Affordable Housing Program (AHP) and $38 million was provided through the FHLB's voluntary housing programs. The FHLB recognizes that funding in addition to the required 10 percent statutory AHP assessment is beneficial to affordable housing and community investment and has voluntarily committed to increase its support by at least 50 percent above the statutory AHP level for 2024.

Operating Results
▪For the third quarter, net income was $164 million and return on average equity (ROE) was 10.01 percent. This compares to net income of $170 million and ROE of 10.16 percent for the same period of 2023. For the first nine months of 2024, net income was $454 million and ROE was 9.46 percent, compared to net income of $515 million and ROE of 9.73 percent for the same period of 2023.
▪The decreases in net income in the three- and nine-months comparison periods were due in part to lower spreads earned on mortgage loans held for portfolio and the increased voluntary housing contributions noted above. Additionally, in the nine-months comparison period, net income was lower due to net market value changes related to interest rate swaps and associated financial instruments carried at fair value. These net market value changes resulted in net losses in the nine months ended September 30, 2024 compared to net gains in the nine months ended September 30, 2023.

Financial Condition Highlights
▪Total assets at September 30, 2024 were $127.8 billion, an increase of $3.8 billion (three percent) from year-end 2023.
▪Mission Assets and Activities – comprising the major products we offer to members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $134.8 billion at September 30, 2024, an increase of $7.0 billion (five percent) from year-end 2023. The growth in Mission Assets and Activities from year-end 2023 was driven primarily by an increase in Advances as members continue to have a steady demand for liquidity. The FHLB's business model is designed to support significant changes in asset levels without having to undergo material changes in staffing, operations, risk practices, or general resource needs.
▪Total investments at September 30, 2024 were $39.8 billion, a decrease of $2.9 billion (seven percent) from year-end 2023, which was primarily driven by a decline in liquidity investments. Total investments included $19.2 billion of mortgage-backed securities (MBS) issued by Fannie Mae, Freddie Mac or Ginnie Mae and $20.6 billion of liquidity investments. Liquidity investments can vary significantly on a daily basis to support actual and anticipated borrowing needs of members and in order to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On September 30, 2024, GAAP capital was $6.6 billion, an increase of $0.2 billion (three percent) from year-end 2023. The GAAP and regulatory capital-to-assets ratios were 5.18 percent and 5.23 percent, respectively, at September 30, 2024. Retained earnings were $1.8 billion at September 30, 2024, an increase of eight percent from year-end 2023.
Dividend
▪The FHLB paid its stockholders a cash dividend on September 19, 2024 at a 9.00 percent annualized rate, which was 3.73 percentage points above the third quarter average Secured Overnight Financing Rate.
Housing and Community Investment
▪Statutory AHP Assessments. The FHLB is required to annually set aside 10 percent of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households. The FHLB's net income for the first nine months of 2024 resulted in an accrual of $51 million to the AHP pool of funds available. The AHP consists of a competitive program, which supports the creation and preservation of affordable housing and a homeownership program called Welcome Home, which assists homebuyers with down payments and closing costs.
▪Voluntary Housing Contributions. The FHLB's Board of Directors also affirmed its commitment to affordable housing by approving total minimum voluntary housing contributions of $42 million for 2024, of which $38 million has been contributed in the first nine months of 2024. These funds are in addition to the required AHP contributions.
•The Carol M. Peterson (CMP) Housing Fund was allocated over $15 million during the first nine months of 2024. This program provides grants to cover accessibility and emergency repairs for special needs and elderly homeowners within the Fifth District.
•The Welcome Home program was funded through the required AHP allocation plus an additional $16 million voluntary contribution in order to help fulfill a record number of requests during the first nine months of 2024.
•The Rise Up program received contributions of $2 million during the first nine months of 2024. This program offers grants of $25,000 for down payment, closing cost, and principal reduction assistance for first-generation homebuyers who are looking to purchase their first home in Franklin County, Ohio.
•The Disaster Reconstruction Program disbursed nearly $1 million for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

•The AHP received a voluntary make whole-contribution of $4 million to fully restore the 2024 required AHP contribution from the effects of voluntary housing contributions, which ultimately lowered 2024's income before assessments.

The FHLB expects to file its third quarter 2024 Form 10-Q with the Securities and Exchange Commission on or about November 12, 2024.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 607 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; pandemics; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30, 2024	December 31, 2023	Percent Change (2)
Total assets	$127,827	$123,996	3%
Advances (principal)	79,946	73,638	9
Mortgage loans held for portfolio (principal)	7,037	6,960	1
Total investments	39,750	42,641	(7)
Consolidated Obligations	118,628	115,447	3
Mandatorily redeemable capital stock	15	17	(12)
Capital stock	4,879	4,846	1
Total retained earnings	1,793	1,658	8
Total capital	6,622	6,427	3
Regulatory capital (1)	6,687	6,521	3

Capital-to-assets ratio (GAAP)	5.18%	5.18%
Capital-to-assets ratio (Regulatory) (1)	5.23	5.26

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Percent Change (2)	2024	2023	Percent Change (2)
Total interest income	$1,767	$1,718	3%	$5,109	$5,214	(2)%
Total interest expense	1,559	1,496	4	4,499	4,565	(1)
Net interest income	208	222	(6)	610	649	(6)
Non-interest income (loss)	9	(5)	255	21	21	1
Non-interest expense	35	28	27	126	98	30
Affordable Housing Program assessments	18	19	(4)	51	57	(12)
Net income	$164	$170	(3)	$454	$515	(12)

Return on average equity	10.01%	10.16%		9.46%	9.73%
Return on average assets	0.51	0.52		0.49	0.49
Annualized dividend rate	9.00	8.00		9.00	7.18
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the percent change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.
###